EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES REOPENING OF THE PRESTIGIOUS RITZ-CARLTON ST. THOMAS

Over $100 million in renovations has created one of the finest resorts in the Caribbean

DALLAS, December 2, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it had reopened its 180-room Ritz-Carlton St. Thomas hotel (the “Property”) as planned on November 22nd. The Property, which had been operating with minimal operations since being struck by Hurricane Irma in September 2017, underwent $106 million in renovations that were substantially funded by insurance proceeds.
“The renovation of the Ritz-Carlton St. Thomas has resulted in a spectacular resort product. We were also provided the opportunity to accelerate value-added capital projects that will not only drive incremental revenue but also improve the guest experience,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer.

This renovation included guestrooms, guest bathrooms, public space, meeting space, ballroom, lobby, F&B outlets as well as several infrastructure projects. Additionally, during the renovation, several new amenities were added including expanding the meeting space pre-function area, renovating the lobby and expanding the retail space, repositioning the hotel’s signature restaurant - Alloro, renovating the Kid’s Club, adding a centralized café and market, constructing a family pool with splash pad, and adding 11 luxury pool cabanas.

“The significant capital investment associated with the renovation has made the property undoubtedly one of the finest resorts in the Caribbean and we are very well positioned to capitalize on the renewed tourism demand that we are seeing in the US Virgin Islands,” continued Stockton. “With so much of the pre-hurricane hotel supply currently taken out of the market, we have seen very strong demand at the property with both forward bookings and rates up significantly from pre-hurricane levels.”
Design, procurement and project management services were provided by Premier Project Management.
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.